AMENDMENT TO ADMINISTRATION AGREEMENT


     This Amendment dated as of August 1, 1995, is to the Administration Agreement dated November 1, 1992, by and between INSTITUTIONAL FIDUCIARY TRUST, a Massachusetts business trust (the "Trust"), on behalf of MONEY MARKET PORTFOLIO (the "Fund"), a series of the Trust, and FRANKLIN ADVISERS, INC., a California corporation, (the "Administrator"). The undersigned parties, intending to be legally bound, hereby agree as follows:

     (1) Paragraph 4 is amended to include section C:

          C. The Administrator may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services. The Administrator shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of the Fund's expenses, as if such waiver or limitation were full set forth herein.

     (2) All other provisions of the Administration Agreement dated November 1, 1992, remain in full force and effect.

     IN WITNESS WHEREOF, we have signed this Amendment as of the date and year first above written.



INSTITUTIONAL FIDUCIARY TRUST
On behalf of Money Market Portfolio


By /S/ DEBORAH R. GATZEK



FRANKLIN ADVISERS, INC.


By /S/ HARMON E. BURNS